SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Ingenuity Capital Trust
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Address of Principal Business Office (no. & Street, City, State Zip Code):

Firstar Mutual Fund Services, LLC, 615 East Michigan Street, Milwaukee, WI
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53202
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Telephone Number (including area code):  (888) 884-8482
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Name and Address of agent for service of process:

Kendrick W. Kam
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26888 Almaden Ct, Los Altos, California  94022
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X]  No [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Milwaukee and state of Wisconsin on the 14th day of July, 1999.

[SEAL]                          Signature   Ingenuity Capital Trust
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                                              (Name of Registrant)

                                By    /s/ Kendrick W. Kam
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                                        Kendrick W. Kam, President
                                        (Name of director, trustee or officer
                                        signing on behalf of Registrant)

Attest:/s/Elaine E. Richards
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          Elaine E. Richards

      Assistant Secretary
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            (Title)